    As filed with the Securities and Exchange Commission on January 31, 2002

                                           Registration Statement No.  333-

================================================================================
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                        ---------------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                        ---------------------------------

                             BOSTON PROPERTIES, INC.
             (Exact name of Registrant as specified in its charter)

                Delaware                                    04-2473675
      (State or other jurisdiction                       (I.R.S. Employer
    of incorporation or organization)                   Identification No.)

                        111 Huntington Avenue, Suite 300
                        Boston, Massachusetts 02199-7610
                                 (617) 236-3300

(Address, including zip code, and telephone number, including area code of
                   Registrant's principal executive offices)

                        ---------------------------------

                                Boston Properties
                           Deferred Compensation Plan
                            (Full Title of the Plan)

                        ---------------------------------

                         Mortimer B. Zuckerman, Chairman
                           Edward H. Linde, President
                           and Chief Executive Officer
                             BOSTON PROPERTIES, INC.
                        111 Huntington Avenue, Suite 300
                        Boston, Massachusetts 02199-7610
                                 (617) 236-3300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:
                             GILBERT G. MENNA, P.C.
                               Goodwin Procter LLP
                                 Exchange Place
                           Boston, Massachusetts 02109
                                 (617) 570-1000

                        ---------------------------------

                         CALCULATION OF REGISTRATION FEE

======================================================================================================================
  Title of Securities to be Registered     Proposed Maximum Aggregate Offering                Amount of
                                                        Price(1,2)                         Registration Fee
----------------------------------------------------------------------------------------------------------------------
   Deferred Compensation Obligations                   $10,000,000                             $920.00
======================================================================================================================


(1) This estimate is made pursuant to Rule 457(h) under the Securities Act of 1933, as amended, based on the estimated amount of compensation being deferred under the plan. Estimated for purposes of calculating the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.

(2) Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of obligations to be offered or sold pursuant to the deferred compensation plan described herein.

================================================================================

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information*
         ----------------

Item 2.  Registrant Information and Employee Plan Annual Information*
         -----------------------------------------------------------

* Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the "Securities Act") and the Note to
Part I of Form S-8.

                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.
         ---------------------------------------

         The following documents filed by Boston Properties, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated by reference as of their respective dates:

         (a) the Company's Annual Report on Form 10-K for the year ended December 31, 2000;

         (b) the Company's Definitive Proxy Statement on Form 14A filed March 30, 2001;

         (c) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001; and

         (d) the Company's Current Reports on Form 8-K dated January 23, 2001, April 24, 2001, April 25, 2001 (as amended by our Amended Current Report on Form 8-K/A filed July 9, 2001), June 6, 2001, July 18, 2001, September 14, 2001, October 23, 2001
                  (as amended by our Amended Current Report on Form 8-K/A filed November 14, 2001) and January 22, 2002.

         In addition, all documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities
         -------------------------

         Under the Boston Properties Deferred Compensation Plan (the "Plan"), BP Management, L.P., an affiliate of the Company (the "Sponsor") will provide a select group of management and highly compensated employees of the Sponsor (each a "Participant") the opportunity to enter into agreements for the deferral of a specified percentage of their compensation. The securities being registered represent obligations (the "Obligations") of the Sponsor under the Plan to pay in the future to the Participants in the Plan the value of the deferred compensation. The Obligations may also represent amounts that the Sponsor credits to a Participant's account under the Plan.

         Amounts credited to a Participant's account are credited with notional earnings based on investment measurement options under the Plan. The Obligations are payable in cash upon the occurrence of a specified triggering event in a lump sum or upon retirement in a lump sum distribution or in installments, at the election of the Participant made in accordance with the Plan. There is no trading market for the Obligations.

         The Obligations are unsecured general obligations of the Sponsor and rank PARI PASSU with other unsecured and unsubordinated indebtedness of the Sponsor. The Obligations may not be sold, assigned, hypothecated, alienated, encumbered or in any way transferred or conveyed in advance of receipt. Any attempt by any person to transfer or assign benefits under the Plan other than a claim for benefits by a Participant or his or her beneficiary(ies), will be null and void.

         The Obligations are not convertible into any other security of the Sponsor or the Company. No trustee has been appointed to take action with respect to the Obligations and each Participant in the Plan will be responsible for enforcing his or her own rights with respect to the Obligations. The Sponsor may establish a "rabbi trust" to serve as a source of funds from which it can satisfy the Obligations. Participants in the Plan will have no rights to any assets held by the rabbi trust, except as general creditors of the Sponsor. Assets of the rabbi trust will at all times be subject to the claims of the general creditors of the Sponsor.

Item 5.  Interests of Named Experts and Counsel
         --------------------------------------

         Certain legal matters, including the legality of the securities, have been passed upon for the Company by Goodwin Procter LLP. Gilbert G. Menna, the sole shareholder of Gilbert G. Menna, P.C., a partner of Goodwin Procter LLP, serves as an Assistant Secretary of the Company. Certain partners of Goodwin Procter LLP or their affiliates, together with Mr. Menna, own approximately 20,000 shares of Common Stock of the Company. Goodwin Procter LLP occupies approximately 54,000 square feet at 599 Lexington Avenue, New York under a lease with the Company that expires in 2008.

Item 6.  Indemnification of Directors and Officers.
         -----------------------------------------

         The Company's Charter and Bylaws provide certain limitations on the liability of its directors and officers for monetary damages to the Company. The Charter and Bylaws obligate the Company to indemnify its directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and its stockholders against these individuals.

         The Charter limits the liability of directors and officers to the Company to the fullest extent permitted from time to time by the Delaware General Corporate Law ("DGCL"). The DGCL permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the DGCL shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The DGCL permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The DGCL does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

         The Charter contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the DGCL or obtained an improper personal benefit. The provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

         The Company's Bylaws provide that its directors and officers will be, and, in the discretion of the Board of Directors, non-officer employees may be, indemnified by the Company to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of the Company. The Bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

         The Company has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements require, among other matters, that the Company indemnify its directors and officers to the fullest extent permitted by law and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Company must also indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and may cover directors and officers under its directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or stockholders to eliminate the rights it provides. It is the position of the Commission that indemnification of directors and officers for liabilities under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

Item 7.  Exemption From Registration Claimed.
         -----------------------------------

         Not applicable.

Item 8.  Exhibits.
         --------

         The following is a complete list of exhibits filed or incorporated by reference as part of this Registration Statement:

         5.1 Opinion of Goodwin Procter LLP as to the legality of the securities being registered.

         23.1 Consent of PricewaterhouseCoopers LLP, Independent Public Accountants.

         23.2 Consent of Goodwin Procter LLP (included in their opinion filed as Exhibit 5.1 hereto).

         24.1 Power of Attorney (included on the signature page of this Registration Statement).

Item 9.  Undertakings.
         ------------

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i)      To include any prospectus required by
                                    Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or
         Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual reports pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         The Registrant. Pursuant to the requirements of the Securities Act, Boston Properties, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on this 31st day of January, 2002.

                                   BOSTON PROPERTIES, INC.

                                   By: /s/ Edward H. Linde
                                   ---------------------------------------------
                                   Name:  Edward H. Linde
                                   Title:  President and Chief Executive Officer

         KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Mortimer B. Zuckerman, Edward H. Linde and Douglas T. Linde as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Signature                                         Title                                       Date
           ---------                                         -----                                       ----
/s/ Mortimer B. Zuckerman                      Chairman of the Board of Directors                January 31, 2002
-------------------------
    Mortimer B. Zuckerman

/s/ Edward H. Linde                     President and Chief Executive Officer, Director          January 31, 2002
-------------------------                        (Principal Executive Officer)
    Edward H. Linde

/s/ Douglas T. Linde             Senior Vice President, Chief Financial Officer and Treasurer    January 31, 2002
-------------------------       (Principal Financial Officer and Principal Accounting Officer)
    Douglas T. Linde

/s/ Alan J. Patricof                                        Director                             January 31, 2002
-------------------------
    Alan J. Patricof

/s/ Ivan G. Seidenberg                                      Director                             January 31, 2002
-------------------------
    Ivan G. Seidenberg

/s/ Martin Turchin                                          Director                             January 31, 2002
-------------------------
    Martin Turchin

/s/ Alan B. Landis                                          Director                             January 31, 2002
-------------------------
    Alan B. Landis

/s/ Richard E. Salomon                                      Director                             January 31, 2002
-------------------------
    Richard E. Salomon

                                  EXHIBIT INDEX


Exhibit No.                        Description
-----------                        -----------

   5.1 Opinion of Goodwin Procter LLP as to the legality of the securities being registered.

  23.1    Consent of PricewaterhouseCoopers LLP, Independent Public Accountants.

  23.2 Consent of Goodwin Procter LLP (included in their opinion filed as Exhibit 5.1 hereto).

  24.1 Power of Attorney (included on the signature page of this Registration Statement).